Yorkville Advisors Global, LP
1012 Springfield Avenue
Mountainside, New Jersey 07092

September 13, 2018

Investview, Inc.
Union Pacific Building
12 South 400 West, Third Floor
Salt Lake City, UT 84101

Re: Letter Agreement

Ladies and Gentlemen,

This letter reflects the agreement of D-Beta One EQ, Ltd. ("D-Beta"), YA II PN, Ltd. ("YA") and Investview, Inc. ("Investview"). D-Beta and YA are affiliated entities.

D-Beta and Investview are parties to that certain Securities Purchase Agreement (the "SPA") dated as of December 6, 2017 pursuant to which D-Beta purchased from Investview shares (the "Shares") of its common stock. As of the date hereof, D-Beta is the beneficial owner of 12,453,790 Shares of Investview.

YA and Investview are parties to that certain Standby Equity Distribution Agreement (the "SEDA") dated as of December 6, 2017.

The parties have reached certain agreements regarding the SPA and the SEDA as more particularly set forth herein. Our agreement is as follows:

1. D-Beta Related Agreements.

    a. Sale of Shares By D-Beta to Investview. On the date hereof, Investview hereby purchases from D-Beta, and D-Beta hereby sells, transfers and assigns to Investview, an aggregate of 7.0 million Shares for an aggregate purchase price of $91,000 (*i.e.*, $0.013 per share). D-Beta shall execute and deliver a stock power evidencing the sale of the 7.0 million Shares to Investview. The Purchase Price shall be paid by Investview to D-Beta on the date hereof by wire transfer in accordance with the following wire instructions attached as Exhibit "A" hereto.

    b. Restrictions on Further Sales. Commencing on the date hereof and continuing until the earlier of (i) the non-payment of the fee set forth in Section 2 of this letter agreement or (ii) April 17, 2019, D-

Beta agrees that it shall not sell Shares of Investview (except as set forth in Section 1(a) hereof) at prices less than $0.03 per share.

2. YA Related Agreements. Notwithstanding any provision to the contrary in Section 13.04(a) of the SEDA, Investview hereby agrees to pay YA the $250,000 fee referenced in the last sentence of Section 13.04 by wire transfer on the earlier of (i) the consummation of a debt or equity capital raise of at least $1.0 million or (ii) December 1, 2018. Such fee shall be paid in accordance with the wire instructions attached as Exhibit "B" hereto.

3. Applicable Law/Arbitration. This letter agreement shall be governed by and construed in accordance with the laws of New Jersey and, to the extent it involves any United States statute, in accordance with the laws of the United States. Any dispute, claim or controversy involving this letter agreement, or the circumstances surrounding the sale of the Shares described herein shall be settled through binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, in Union County, New Jersey.

If this letter agreement accurately reflects our agreement with respect to the subject matter set forth herein, then please so indicate by signing this letter where indicated below.

Very truly yours,

D-Beta One EQ, Ltd.

By: Delta Beta Advisors, LLC
Its: Investment Manager

By: ______________________
Name: Mark Angelo
Its: Managing Member

YA II PN, Ltd.

By: Yorkville Advisors Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By: ______________________
Name: Mark Angelo
Its: Managing Member

Acknowledged and agreed:

Investview, Inc.

By: ______________________
Name: Ryan Smith
Title: CEO